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PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Board Approves Investment in Orlando Development Project; Component of Publix Master Planned Community

New York, NY (May 29, 2014) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company” or “BRG”), announced today that its Board of Directors approved an investment in a development of a 296-unit Class A apartment community in Orlando, Florida. The project, located in close proximity to the University of Central Florida and Central Florida Research Park, will be a featured component of a master-planned, Publix-anchored retail development. The estimated cost to complete the development is $36.8 million.

BRG’s underwriting projects trended return on cost for the project of over 7.5% at stabilization, for value creation of 200 to 225 basis points versus sales of comparable multifamily communities in the Orlando, Florida area at 5.25% - 5.50%, the Company said. The investment is forecast to generate a 15% AFFO yield during the development phase, and a 1.9x equity multiple over time.

BRG expects to invest up to $3.8 million of preferred equity with a 15% annualized rate, and the ability to convert into a common equity position on stabilization of the development. Catalyst Development Partners, the developer, will contribute 15% of the required equity. Affiliates of Bluerock Real Estate, LLC control the remaining equity in the development.

“We are able to achieve a below market land basis for the project by converting land designated for office use to residential, which provides for a $10,000 - $15,000 per unit cost advantage,” said Ramin Kamfar, Chairman and CEO of BRG. “The cost advantage is expected to allow us to deliver a superior quality product at competitive prices.”

The development will feature a mix of upscale, studio, one and two bedroom units averaging 896 square feet. Intended to appeal to the area’s young and upwardly mobile residents, the plan includes a trendier, upscale, “e-urban” design with a slightly higher density than a traditional garden-style community. The amenity base, common areas and interior finishes will be of superior for the market, providing a high-end alternative to competing, commodity garden-style product in the submarket.

Despite having an urban feel, the community will be surfaced parked, which is a significant and desired amenity, the Company said. The project will be a featured component of a master-planned, Publix anchored retail development known as Town Park.

Additionally, the development is located directly adjacent to the Central Florida Research Park (120 companies, 10,000 employees), one mile north of the Waterford Lakes Town Center retail development (Simon Properties, 1 million square feet), and three miles south of the University of Central Florida (60,000 students and 10,000 employees) and the Quadrangle Office Park (1.7 million square feet and 5,000 employees).

The terms of the agreement for the Company’s investment in the project are still subject to final terms of negotiation, and the investment may not be completed as the Company intends.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

About Catalyst

Catalyst principals have combined over 50+ years of multifamily investment experience, and collectively have transacted over $1B in acquisitions and development. Catalyst was formed in 2010 and currently owns 1,800 units in six properties.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including the Company’s expected investment in the project, the expected performance of the property, management’s commentary regarding the property’s potential to create income and value and expectations, the attractiveness and implied value of the property, operating performance of the property, the performance of Catalyst and outlook of the Orlando, Florida market. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus dated March 28, 2014 and filed by the Company with the Securities and Exchange Commission (“SEC”) on April 1, 2014, and other discussions of risk factors as detailed in subsequent filings by the Company with the SEC, including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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